Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investor Relations:
	David Bruce (305) 500-4999	Bob Brunn (305) 500-4053

RYDER ANNOUNCES THIRD QUARTER 2003 RESULTS

-Third Quarter 2003 Earnings Increase 20% from Year-Earlier Period-
-Supply Chain Operations Drive Earnings Improvement for Third Consecutive Quarter-

     MIAMI, October 22, 2003 – Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today announced earnings before the cumulative effect of accounting changes of $40.5 million for the quarter ended September 30, 2003, up 20% compared with $33.8 million in the year-earlier period. Net earnings including the cumulative effect of accounting changes totaled $37.5 million for the third quarter of 2003. Revenue for the third quarter was $1.19 billion, down just under 2% from $1.21 billion in the comparable period last year.

     Earnings per diluted share (EPS) before the cumulative effect of accounting changes were $0.63 in the third quarter of 2003, up 17% compared with $0.54 in the year-earlier period. EPS for the third quarter included a $0.02 per share net recovery resulting from a previously disclosed settlement of a commercial dispute with a vendor, partially offset by severance charges. EPS in the third quarter of 2003 also included a $0.05 non-cash charge related to the cumulative effect of a change in accounting for variable interest entities as required by the Financial Accounting Standards Board’s Interpretation No. 46 (FIN 46). EPS in the year-earlier period included a $0.01 benefit related to recovery of restructuring and other items.

     “Ryder overcame more than $13 million of additional pension expense in the quarter and delivered improved year-over-year net earnings for the sixth consecutive quarter,” said Ryder Chairman, President and Chief Executive Officer Gregory T. Swienton. “Supply Chain Solutions operations helped drive overall earnings for the third consecutive quarter. Improved operating performance within Fleet Management Solutions was overshadowed by that business segment’s absorption of the majority of the Company’s increased pension expense.”

     Third quarter 2003 revenue was impacted by continuing soft economic conditions in the U.S., which led to reduced transportation miles run within all business segments, and volume reductions within some sectors of the Supply Chain Solutions (SCS) business segment. These conditions in the U.S. were partially offset by higher fuel revenue driven by higher prices, as well as improvement in the commercial rental product line. Additionally, there was improved performance in the Company’s Canadian, Latin American and Asian operations. Commercial rental revenue for the third quarter of 2003 grew 7% compared with the year-earlier period, marking the fourth consecutive quarter of year-over-year rental revenue improvement.

Year-to-Date Operating Results

     Revenue through the third quarter of 2003 was $3.59 billion, up slightly from $3.57 billion for the same period of 2002. Ryder’s year-to-date earnings, before the cumulative effect of accounting changes, were $96.1 million, up 20% from $80.1 million for the comparable period of the prior year. EPS before the cumulative effect of accounting changes were $1.51 for the first nine months of 2003, up 18% from $1.28 for the same period of 2002. Net earnings year-to-date were $92.0 million, up 50% from $61.2 million for the year-earlier period. EPS were $1.45 for the first nine months of 2003, up 48% from $0.98 for the same period last year.

     EPS through the third quarter of 2003 included $0.06 in non-cash charges related to the cumulative effect of changes in accounting principles associated with the third quarter adoption of FIN 46 and the first quarter adoption of Statement of Financial Accounting Standards (SFAS) No. 143 related to the eventual retirement of long-lived assets (primarily related to components of revenue earning equipment). EPS in the year-earlier period included a $0.30 non-cash charge related to the cumulative effect of a change in accounting for goodwill, as required by the adoption of SFAS No. 142.

Third Quarter Business Segment Operating Results

     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services costs to each business segment.

Fleet Management Solutions

     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, total revenue for the third quarter of 2003 was $809.3 million, flat compared with $809.9 in the year-earlier period. Dry revenue (revenue excluding fuel) in the third quarter 2003 was $655.3 million, down 1% compared with $662.0 million in the third quarter of last year. Dry revenue was affected by the impact of ancillary business not renewed earlier in the year. Fuel revenue for the third quarter of 2003 increased 4% compared with the same period in 2002 due to higher fuel prices.

     Full service lease and programmed maintenance revenue for the third quarter of 2003 was down 1% from the same period last year because of continued softness in the U.S. economy. However, Ryder’s third quarter 2003 commercial rental revenue grew 7% from the year-earlier period, reflecting better pricing on a slightly larger fleet.

     The FMS business segment’s NBT decreased 6% to $55.0 million in the third quarter of 2003 compared with $58.5 million in the same period of 2002. This decrease was related primarily to the third quarter 2003 pension expense increase of nearly $12 million compared with the same period last year, as well as lower U.S. leasing demand. The impact of these items was partially offset by better rental pricing, lower financing costs, and improvement in overhead expenses stemming from Ryder’s cost management and process improvement actions. Business segment NBT as a percentage of dry revenue was 8.4% in the third quarter of 2003 compared with 8.8% in the same quarter a year ago.

Supply Chain Solutions

     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process – from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.

     In the SCS business segment, third quarter 2003 revenue totaled $331.0 million, down 5% from $348.5 million in the comparable period in 2002. Third quarter 2003 operating revenue (revenue excluding freight under management) was $236.6 million, down 4% from $247.0 million in the comparable period a year ago. The decreases were due primarily to volume reductions resulting from the slow economy, increasingly competitive market conditions and the non-renewal of certain customer contracts.

     The SCS business segment’s NBT was $12.2 million in the third quarter of 2003, an improvement from a loss of $0.7 million in the same quarter of 2002. Business segment NBT as a percentage of operating revenue was 5.2% in the third quarter of 2003 compared with negative NBT in the same quarter of 2002. Consistent with the first half of 2003, these increases were driven by process improvement, reduced overhead spending on a global basis and improved operational performance. Third quarter results also benefited from more than $2 million in operating tax refunds and the earlier than expected resolution of a customer contractual matter. Excluding these items, business segment NBT as a percentage of operating revenue would have been 4.2% in the third quarter of 2003.

Dedicated Contract Carriage

     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistical engineering support.

     In the DCC business segment, third quarter 2003 revenue totaled $127.0 million, down 3% from $131.0 million in the third quarter of 2002. Operating revenue (revenue excluding freight under management) in the third quarter was $125.9 million, down 3% from $130.1 million in the year-earlier period. Revenue decreases were primarily due to reduced volumes with existing customers.

     The DCC business segment’s NBT decreased in the third quarter of 2003 to $7.2 million compared with $9.9 million in the third quarter of 2002. Business segment NBT as a percentage of operating revenue was 5.7% compared with 7.6% in 2002. Segment NBT was impacted by higher safety and insurance costs, as well as reduced volumes.

Corporate Financial Information

Central Support Services

     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Substantially all CSS costs are allocated to the various business segments.

     In the third quarter of 2003, total CSS costs decreased to $52.5 million, from $60.1 million in the year-earlier period. This marked the eleventh consecutive quarter of reduced year-over-year CSS costs. The decreases were attributable to reduced spending across all functional areas, resulting from ongoing cost management and process improvement actions.

Capital Expenditures

     Capital expenditures for the quarter ended September 30, 2003 were $162.0 million, down slightly from $163.0 million in the year-earlier period. Capital expenditures for the first nine months of 2003 were $575.2 million, up 30% compared with $443.2 million for the same period of 2002. The year-to-date increase in capital expenditures reflects planned higher vehicle replacements, primarily related to the rental product line.

Leverage and Free Cash Flow

     As previously announced, the Company adopted the provisions of FIN 46 related to the accounting for variable interest entities, effective July 1, 2003. As a result, the Company’s balance sheet was modified to reflect an increase of $421.4 million in revenue-earning equipment and $414.0 million in debt. Cash provided by operating activities and free cash flow increased due to the add-back of depreciation on revenue-earning equipment related to the variable interest entities.

     Balance-sheet debt as of September 30, 2003 increased by $225 million compared with year-end 2002. The increase largely resulted from the adoption of FIN 46, partially offset by the pay-down of debt through positive cash flow. The leverage ratio for balance-sheet debt as of September 30, 2003 was 144% compared with 140% at year-end. Total obligations including securitization to equity as of September 30, 2003 were 159%, down from 201% at year-end. Free cash flow for the first nine months of 2003 is estimated to be $265.0 million compared with $288.6 million for the year-earlier period.

     Commenting on Ryder’s corporate financial performance, Ryder Executive Vice President and Chief Financial Officer Tracy A. Leinbach stated, “Our results show that we are much more effective at managing costs, assets, debt and capital than we were just a few years ago. The Margin Improvement Program we put in place last year for our Supply Chain Solutions business resulted in significantly increased profit margins for that segment through the first three quarters. We are now taking that same Program to other areas of the Company.”

Outlook

     Commenting on the Company’s outlook, Swienton stated, “Ryder’s Supply Chain Solutions business delivered strong earnings performance for the third consecutive quarter, partially aided by the pull-forward of benefits that were not expected until the fourth quarter. Our transactional business, such as commercial rental in the Fleet Management Solution business segment, continued to improve. However, we are not satisfied with revenues from our contractual offerings. Despite a robust pipeline of business in all three segments, we have not yet generated the desired conversion rates for both new contracts and renewals. Many prospects and customers still remain cautious about making long-term capital commitments. Our outlook does not anticipate an immediate economic recovery substantial enough to positively impact our customer base in the near term.”

     He continued, “In view of these factors, we are slightly adjusting our full-year EPS forecast to the range of $2.04 to $2.08, resulting from a fourth quarter EPS range of between $0.53 to $0.57.”

About Ryder

     Ryder provides leading-edge transportation, logistics, and supply chain management solutions worldwide. Ryder’s product offerings range from full-service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.

     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal – its highest honor – for exemplary commitment to workplace safety and corporate citizenship. For the seventh consecutive year, Ryder was featured in the 2003 Fortune Most Admired Companies survey of corporate reputations. Ryder is ranked 87 in the InformationWeek 500 of leading business users of information technology in 2003. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the sixth consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.

     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2002 revenue of $4.78 billion, Ryder ranks 345th on the Fortune 500.

     For more information on Ryder System, Inc., visit www.ryder.com.

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Note Regarding Forward Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, we advise that these forward-looking statements be evaluated with consideration given to the many uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, the competitive pricing environment applicable to the Company’s businesses, customer retention levels, changes in customers’ business environments, changes in market conditions affecting the sale of used vehicles, adverse changes in debt ratings, changes in accounting assumptions, greater than expected expenses associated with the Company’s activities and changes in general economic conditions.

Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the third quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:

Ryder’s third quarter 2003 earnings webcast is scheduled for Wednesday, October 22, 2003 from 11:00 a.m. to 12:00 noon (Eastern Time). Speakers will be Chairman, President and Chief Executive Officer Gregory T. Swienton and Executive Vice President and Chief Financial Officer Tracy A. Leinbach.

•	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 using the Passcode: Ryder and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RH7122540 and Passcode: RYDER.

•	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-888-568-0807 and use the Passcode: 1022, then view the presentation by visiting the investors area of Ryder’s website at www.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended September 30, 2003 and 2002
(In millions, except per share data)

	Three Months		Nine Months

	2003	2002	2003	2002

Revenue	$1,193.6	1,212.4	$3,585.4	3,571.6

Operating expense	508.5	494.7	1,518.4	1,458.0
Salaries and employee-related costs	309.0	320.3	936.8	951.2
Freight under management expense	95.5	102.4	307.5	302.6
Depreciation expense	171.0	140.1	457.9	412.4
Gains on vehicle sales, net	(2.8)	(3.6)	(11.1)	(9.8)
Equipment rental	29.0	84.8	170.3	266.6
Interest expense	24.1	22.3	65.8	70.4
Miscellaneous income, net	(1.5)	(0.6)	(7.1)	(3.4)
Restructuring and other recoveries, net	(2.7)	(0.8)	(3.7)	(2.0)

	1,130.1	1,159.6	3,434.8	3,446.0
Earnings before income taxes and cumulative effect of changes in accounting principles	63.5	52.8	150.6	125.6
Provision for income taxes	(23.0)	(19.0)	(54.5)	(45.5)

Earnings before cumulative effect of changes in accounting principles	40.5	33.8	96.1	80.1
Cumulative effect of changes in accounting principles	(3.0)	—	(4.1)	(18.9)

Net earnings	$37.5	33.8	$92.0	61.2

Diluted earnings per common share	$0.58	0.54	$1.45	0.98

Weighted average common shares — diluted	64.3	62.8	63.5	62.6

Supplemental earnings per share information:
Earnings before cumulative effect of changes in accounting principles	$0.63	0.54	1.51	1.28
Cumulative effect of changes in accounting principles	(0.05)	—	(0.06)	(0.30)

Net earnings	$0.58	0.54	$1.45	0.98

Memo: EPS Impact of restructuring and other recoveries, net	$0.02	0.01	0.04	0.02

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS — PRELIMINARY AND UNAUDITED
(Dollars in millions)

	September 30,	December 31,
	2003	2002

Assets:
Cash and cash equivalents	$102.8	104.2
Other current assets	963.3	920.0
Revenue earning equipment (a)	3,010.7	2,497.6
Operating property and equipment	505.2	530.9
Other assets	629.7	714.3

	$5,211.7	4,767.0

Liabilities and Shareholders’ Equity:
Current liabilities (including current portion of long-term debt) (a)	$1,047.5	862.1
Long-term debt (a)	1,445.5	1,389.1
Other non-current liabilities (including deferred income taxes)	1,485.8	1,407.6
Shareholders’ equity	1,232.9	1,108.2

	$5,211.7	4,767.0

SELECTED KEY RATIOS

	September 30,	December 31,
	2003	2002

Debt to equity (a)	144%	140%
Total obligations to equity (b) *	159%	201%

	Twelve months ended
	September 30,

	2003	2002

Return on average common equity (c)	10.6%	4.9%
Return on average assets (c)	2.6%	1.3%
Average asset turnover	98.5%	97.4%

(a)	Includes impact of consolidating vehicle securitization trusts effective July 1, 2003.

(b)	Total obligations represent debt plus off-balance sheet equipment obligations.

(c)	Includes the effect of accounting changes.

*	Non-GAAP financial measure

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended September 30, 2003 and 2002
(Dollars in millions)

	Three Months			Nine Months

	2003	2002	B(W)	2003	2002	B(W)

REVENUE:
Fleet Management Solutions:
Full service lease and programmed maintenance	$448.8	451.4	(0.6%)	$1,341.7	1,351.0	(0.7%)
Commercial rental	131.8	123.2	7.0%	361.2	339.0	6.5%
Fuel	154.0	147.9	4.1%	484.4	429.0	12.9%
Other	74.7	87.4	(14.5%)	233.1	259.4	(10.1%)

Total Fleet Management Solutions	809.3	809.9	(0.1%)	2,420.4	2,378.4	1.8%
Supply Chain Solutions	331.0	348.5	(5.0%)	1,010.9	1,043.9	(3.2%)
Dedicated Contract Carriage	127.0	131.0	(3.1%)	384.3	384.3	0.0%
Eliminations	(73.7)	(77.0)	4.3%	(230.2)	(235.0)	2.0%

Total revenue	$1,193.6	1,212.4	(1.6%)	$3,585.4	3,571.6	0.4%

BUSINESS SEGMENT EARNINGS:
Earnings before income taxes:
Fleet Management Solutions	$55.0	58.5	(6.0%)	$140.3	150.5	(6.8%)
Supply Chain Solutions	12.2	(0.7)	NA	27.0	(5.1)	NA
Dedicated Contract Carriage	7.2	9.9	(27.3%)	22.4	23.3	(3.9%)
Eliminations	(7.6)	(8.5)	10.6%	(24.4)	(25.1)	2.8%

	66.8	59.2	12.8%	165.3	143.6	15.1%
Unallocated Central Support Services	(6.0)	(7.2)	16.7%	(18.4)	(20.0)	8.0%

Earnings before restructuring and other recoveries, net and income taxes	60.8	52.0	16.9%	146.9	123.6	18.9%
Restructuring and other recoveries, net	2.7	0.8	237.5%	3.7	2.0	85.0%

Earnings before income taxes	63.5	52.8	20.3%	150.6	125.6	19.9%
Provision for income taxes	(23.0)	(19.0)	(21.1%)	(54.5)	(45.5)	(19.8%)

Earnings before cumulative effect of changes in accounting principles	40.5	33.8	19.8%	96.1	80.1	20.0%
Cumulative effect of changes in accounting principles	(3.0)	—	NA	(4.1)	(18.9)	78.3%

Net earnings	$37.5	33.8	10.9%	$92.0	61.2	50.3%

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended September 30, 2003 and 2002
(Dollars in millions)

	Three Months			Nine Months

	2003	2002	B(W)	2003	2002	B(W)

FLEET MANAGEMENT SOLUTIONS
Total revenue	$809.3	809.9	(0.1%)	$2,420.4	2,378.4	1.8%
Fuel revenue	(154.0)	(147.9)	4.1%	(484.4)	(429.0)	12.9%

Dry revenue *	$655.3	662.0	(1.0%)	$1,936.0	1,949.4	(0.7%)

Segment net before tax earnings	$55.0	58.5	(6.0%)	$140.3	150.5	(6.8%)

Earnings before income taxes as % of total revenue	6.8%	7.2%		5.8%	6.3%

Earnings before income taxes as % of dry revenue*	8.4%	8.8%		7.2%	7.7%

SUPPLY CHAIN SOLUTIONS
Total revenue	$331.0	348.5	(5.0%)	$1,010.9	1,043.9	(3.2%)
Freight Under Management (FUM) expense	(94.4)	(101.5)	7.0%	(304.5)	(299.7)	(1.6%)

Operating revenue *	$236.6	247.0	(4.2%)	$706.4	744.2	(5.1%)

Segment net before tax earnings	$12.2	(0.7)	NA	$27.0	(5.1)	NA

Earnings before income taxes as % of total revenue	3.7%	(0.2%)		2.7%	(0.5%)

Earnings before income taxes as % of operating revenue*	5.2%	(0.3%)		3.8%	(0.7%)

DEDICATED CONTRACT CARRIAGE
Total revenue	$127.0	131.0	(3.1%)	$384.3	384.3	0.0%
Freight Under Management (FUM) expense	(1.1)	(0.9)	(22.2%)	(2.9)	(2.9)	(0.0%)

Operating revenue*	$125.9	130.1	(3.2%)	$381.4	381.4	(0.0%)

Segment net before tax earnings	$7.2	9.9	(27.3%)	$22.4	23.3	(3.9%)

Earnings before income taxes as % of total revenue	5.7%	7.6%		5.8%	6.1%

Earnings before income taxes as % of operating revenue*	5.7%	7.6%		5.9%	6.1%

*	Non-GAAP financial measure

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
Periods ended September 30, 2003 and 2002
(Dollars in millions)

FREE CASH FLOW RECONCILIATION

	Nine Months

	2003	2002

Cash provided by operating activities	$638.1	476.3
Changes in the aggregate balance of trade receivables sold	—	100.0
Collections on direct finance leases	46.3	48.0
Sales of property and revenue earning equipment	155.8	107.5
Purchases of property and revenue earning equipment	(575.2)	(443.2)

Net free cash flow *	$265.0	288.6

DEBT TO EQUITY RECONCILIATION

	3Q 2003	% to Equity	2Q 2003	% to Equity	4Q 2002	% to Equity

On-Balance Sheet Debt	$1,776.0	144%	$1,496.1	126%	$1,551.5	140%
PV of mimimum lease payments and guaranteed residual va1ues under operating leases for equipment	189.7		300.1		370.4
PV of contingent rentals under securitizations (a)	—		256.0		311.0

Total Obligations Including Securitization *	$1,965.7	159%	$2,052.2	173%	$2,232.9	201%

(a)	In connection with adopting FIN 46 effective July 1, 2003, the Company consolidated the vehicle securitization trusts previously disclosed as off-balance sheet debt.

*	Non-GAAP financial measure